Exhibit 10.1

EXCLUSIVE DISTRIBUTION AGREEMENT

In Tokyo, on December 12, 2012.

PARTIES and ACTING

On the one hand, Mr. Tsutomu Matsuura, a Japanese national of full legal age, acting in representation and on behalf of Tenga Co. Ltd. (hereinafter Tenga, the Manufacturer, or Seller, or the Concessor);with its registered office at NID Bldg. 3F, 1-29-3,Honcho, Nakano-ku, Tokyo, Japan; in his capacity as president. He has stated that his appointment has not been revoked or limited and that he is thereby empowered to sign the present contract.

And on the other hand, Mr. Louis Friedman, an American national of full legal age, acting in representation and on behalf of OneUp Innovations, Inc. (hereinafter OneUp Innovations, the Concessionaire or the Distributor), with its registered office at 2745 Bankers Industrial Drive, Atlanta, Georgia 30360; in his capacity as president and chairman. He has stated that his appointment has not been revoked or limited and that he is thereby empowered to sign the present contract.

WHEREAS

I.	Tenga is engaged in the manufacture of the products listed in Appendix I.
II.	The Distributor is engaged in the importation and distribution of Japanese / foreign goods in the territory of United States.
III.	The Distributor desires to purchase products listed in Appendix I from Tenga to distribute them on an exclusivity basis in the territory as set forth below.
IV.	The Distributor has the facilities, personnel, experience and technical skills necessary to market and distribute Tenga’s products.
V.	Distributor agrees to offer Tenga products to certain sub-distributors at a discount to wholesale prices. Any such sub-distributor will comply with Tenga’s policy of total account transparency and pursue new customers, reporting monthly to Distributor on total account activity. In addition, any sub-distributors will be prevented from selling Tenga products to any accounts currently sold to by Distributor.
VI.	The Distributor agrees that the margin for sales to be fixed at the agreed percentage, with 5% of the margin contributed to marketing and the Seller agrees that an equal amount to be contributed to the marketing funds. However, the Seller agrees that the Distributor may take a higher percentage margin on sales to certain retailers. On sales to sub-distributors, the Seller agrees to credit the Distributor for 50% of the margin amount that is below the agreed percentage. Sales to sub-distributors will be excluded from the marketing pool.
VII.	Both the Distributor and the Seller agree that the marketing pool to be funded and agreed quarterly. The Distributor and the Seller each receive credit against the marketing pool for public relations expenses, flash sale promotions, Amazon merchandising costs, trade show participation,(limited to sqf portion of TENGA space) advertising, POP displays and other marketing related expenses.
VIII.	The Seller agrees that payment terms for the sea shipment will be 50% due prior to the arrival in the port, BL to be withheld until payment is received. The balance of the shipment will be due 35 days after the first payment.

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IX.	In order to activate this exclusive distribution agreement, the Distributor must have purchased under the prior Distributorship Agreement dated February 17, 2010, a total of 160,000,000 Yen from the Seller during the March 1, 2012 to February 28, 2013 period.

Therefore, the parties now

AGREE

To enter into the present exclusive distribution contract whereby the Concessionaire will distribute Tenga’s products in accordance with the following

CONDITIONS

One. Purpose and appointment

By means of the present contract, the Distributor will purchase from Tenga its products and will resell them to third parties in the Distributor’s own name and on its own behalf. The present contract does not grant the Distributor the capacity of representative or agent of Tenga.

The Distributor undertakes to put on the market all of Tenga’s products offered for sale in the United States (and Tenga undertakes to provide them in accordance with the terms set out in the present contract) currently available as well as all those products of the same class or kind that Tenga may launch on the market during the currency of the contract. Appendix I of the present contract lists all of the products Tenga markets in the United States as of the moment the present contract is signed.

To this end, Tenga grants the Distributor the exclusive right to import and distribute the products referred to in the preceding paragraph through adult novelty stores and all other wholesale outlets during the currency of the present contract in the territory of United States (hereinafter referred to as the Territory). The Distributor will be deemed to be a concessionaire and so will not be able to offer the products and services to the end users, except on Liberator.com and other e-commerce sites owned by Distributor.

Unless otherwise agreed, the terms and conditions set out in the present contract shall apply to the new products presented and launched on the market by Tenga in the course of its currency.

The Distributor will develop Tenga’s channel by providing new customers.

Two. Order processing

2.1. Purchase orders

For the distribution of the Products in the Territory, Tenga shall sell and Distributor shall purchase the Products, subject to the terms and conditions of this Agreement, provided however, that each sales contract to be separately concluded between the parties. Unless otherwise specifically agreed between the parties, the terms and conditions hereof shall be applied to each sales contract.

The Distributor will purchase its products from Tenga through the issue of purchase orders or order requests (synonyms for all purposes in the present contract) to be sent to Tenga by e-mail.

The sale and purchase of the merchandise will be deemed to have been completed at the moment when Tenga receives the purchase order in its offices. At that moment, Tenga’s sales force will proceed to register the purchase order on Tenga’s computer system.

The ownership of the merchandise will be transferred to the Distributor when Tenga receives the first payment.

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The Distributor undertakes to submit purchase orders for a minimum amount of 250,000,000 Yen (¥250,000,000) during the period beginning March 1, 2013 and ending February 28, 2014.

The Distributor undertakes to submit purchase orders for a minimum amount of 400,000,000 Yen (¥400,000,000) during the period beginning March 1, 2014 and ending February 28, 2015.

The Distributor undertakes to submit purchase orders for a minimum amount of 600,000,000 Yen (¥600,000,000) during the period beginning March 1, 2016 and ending February 28, 2016.

2.2. Dispatch, transport, delivery and receipt

The Distributor will collect the orders made on EXW terms (i.e. ex Works as set out in Inco terms 2010 formulated by the International Chamber of Commerce) from Tenga’s warehouses.

If the Distributor fails to collect any shipment from any of Tenga’s warehouses for over thirty (30) days, it will lose its exclusive rights and Tenga will be entitled to sell to other distributors in the Territory.

Tenga guarantees the quality and correct manufacture of its products. Similarly, Tenga guarantees that its products comply with all of the requirements in the applicable American regulations.

Tenga will supervise the optimal condition of the products ordered prior to their dispatch from its facilities. Tenga guarantees that the products ordered will be made available to the Distributor in perfect condition at the address indicated. In this sense, Tenga will assume the risks inherent to and liability for the products until they are delivered to the Distributor.

For this purpose, at the moment the goods are delivered, the Distributor must confirm that the state of the same on receipt is satisfactory. Should this not be the case, the Distributor must so indicate on the transport company’s delivery note, retain a copy of the said delivery note and send it to Tenga within a maximum term of 24 hours from collection. Failing to act in this way shall prevent the Distributor from lodging any subsequent claim in this regard.

Should the distributor receive a Defective product, it will be entitled to request that Tenga replaces the same with another new one with the same characteristics.

2.3. Returns

The Distributor shall not be entitled to return products to Tenga except when this refers to defects or flaws in the Products. However, in all other cases, Tenga will study ways to resolve or assist in any problematic situation regarding products, whenever this is notified by the Distributor.

2.4. Stocks and purchase plans

As it now does, the Distributor will provide Tenga with real-time inventory data about its stock. The said report will set out the type of products in stock, the number of units of each product.

The distributor will use its best efforts to maintain the minimum stock of each product set forth in Appendix II of the present contract in order to avoid stock outages and meet the needs of the market.

Distributor agrees to provide wholesale order fulfillment of all Tenga products ordered within 7 days of receipt of purchase orders.

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In the last week of each month, the Distributor shall submit a three (3) month period provisional purchase plan, and shall confirm the purchase quantities for the purchase order two (2) months prior to its collection.

2.5. Monthly sales and inventory report

Between the first (1st) and fifth (5th) days of each month, the distributor will send Tenga the report of the sales effected in the month immediately preceding broken down by customer and product so as to have a correct measure of the market. Tenga will provide the Distributor with a template of this report.

2.6. After-sales service and customer service

The Distributor shall be fully responsible as an exclusive distributor, to operate a toll-free customer service phone number under the name of TENGA USA. All the proprietary rights for such phone number shall be transferred from the Distributor to Tenga and become the property of Tenga upon the expiration or termination of the Agreement. The Distributor shall cooperate in a good faith for the completion of such transfer.

Tenga will handle products that are “Dead On Arrival” (DOA) from customers who have acquired defective products from the Distributor within the fifteen (15) days following the date of the distributor’s invoice.

During the product guarantee period, Tenga will handle all Return Merchandise Authorizations / Return Goods Authorizations (RMA/RGA) from the Distributor’s customers.

2.7. Marketing Promotion

Marketing promotion fee including booth cost of the trade fair and advertisement cost for trade journals and papers shall be pulled out from the marketing pool which is agreed and funded by both distributor and the seller.

Three. Economic terms and conditions

3.1. Price lists

Tenga will send to the Distributor by e-mail new price lists at least one (1) month before they enter into force. By means of the present contract, the Distributor accepts the Distributor’s Sale Price (DSP) that Tenga will notify in this way with every new price list release. This should be understood to be without prejudice to any special prices that Tenga and the Distributor may have negotiated in advance for certain products.

3.2. Currency, billing, payments and prompt-payment discounts

As the currency of legal tender in Japan is the yen (¥), all prices, regardless of the document they may be reflected in, shall be understood, unless expressly indicated otherwise, to have been set in yens (¥).

Excluding any specific cases expressly reflected in any clause of the present contract, all payments will be effected in yens (¥) by means of a bank transfer to TENGA account, 50% of the whole amount 7 days prior to the arrival of sea shipment in the port, BL to be withheld until the payment is received. The remaining balance of the shipment is due 35 days from the first payment. The Distributor should have sufficient inventory at all times; however, in the event of unexpected high sales, the seller agrees to supply the product by air shipment with 50% of the whole amount to be paid at the time of order placement. The remaining balance of the shipment is due 35 days from the first payment.

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3.3. Co-marketing payments

At the beginning of each calendar quarter, both the Distributor and the Seller will discuss the marketing plan for the quarter and upon mutual agreement, 5% of fixed margin from the Distributor’s expected sales, and the same amount from the Seller, will be put towards the marketing fund.

3.4. Minimum Purchase Amount and sales targets

The Distributor shall make its best efforts to sell and promote the Seller’s complete products line in the Territory. Distributor must purchase the Products at least the minimum purchase amount as set out above in the paragraph of clause 2.1.

3.5. Repurchase guarantee

In the event of the termination of the contract, the Distributor will be able to sell back to Tenga, at the buy-back price of 90 % of the price of purchase by the Distributor from Tenga, the stock acquired in the sixty (60) days preceding the date of termination providing that the products and their packaging are in perfect condition and unopened. Any debts outstanding between the parties will be offset. Should there not be sufficient balance in the Distributor’s account, Tenga will pay the difference to the concessionaire within a term not greater than that defined in this contract for payments to be made by the Distributor.

3.6. Manufacturer's Suggested Distributor Price

Distributor should try to do its best to follow Manufacturer's Suggested Retail Price (MSRP, hereinafter) and Minimum Advertising Price (“MAP”) decided by Tenga. The Distributor shall never sell the Products for prices below those set forth in Appendix I, unless otherwise noted in this agreement, and will use its best efforts to enforce MAP pricing with wholesalers, sub-distributors and e-tailers . Any other form of price dumping is likewise forbidden.

Four. Communications and notifications between the parties

For the purposes of the present contract, all communications effected between the parties will be deemed valid if given through ordinary mail, telefax, e-mail, courier service or any other means that both parties may use providing they enable a written record to be retained of the contents of the said communications.

In order to ensure reliable and fluid communications, the parties will make use of the contact information contained in the present contract.

All email correspondence between Tenga and OneUp will also be distributed to the CFO, the Vice President of Sales and the CEO of OneUp. Response to any Tenga inquires should be one working day and no more than 3 days. Should OneUp fail to respond within 3 days, Tenga will send by Certified Mail notice of termination if dialog is not established within 7 working days.

Five. Intellectual property

Tenga and Tenga Egg are brand names and registered trade marks (“distinctive signs”) of Tenga Co., Ltd. Tenga hereby grants the Distributor a non-exclusive license to use the Tenga brand for the Territory indicated in the first clause of the present contract. The Distributor will conform any use of the Tenga brand to the manual for applications of Tenga’s corporate image and to any and all other instructions received from Tenga in the course of the currency of this contract.

The Distributor will help the distinctive signs of Tenga and, in particular, the Tenga brand itself to grow by including it in advertisements, publications, mailings, posters and so forth in accordance with the marketing campaigns approved by Tenga.

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The present distribution contract does not imply the assignment of any kind of exploitation right regarding any patent for which the rights belong to Tenga either as a result of having invented the same or else through its capacity as the assignee of the said rights. The Distributor will not be able to exploit any of the said rights, not even for commercial purposes, unless Tenga expressly assigns in writing the necessary exploitation rights for the purpose.

Six. Protection of personal information

Both parties undertake to comply with all their obligations with regard to data protection and conform to all of the requirements arising for them from the various applicable statutory provisions. Should there be at any time any need to access personal information as a consequence of this distribution relationship, the parties will sign and attach to this contract (as Appendix III) the terms and conditions on which such access will be effected, always respecting the minimums required under applicable regulations.

In any case, the Distributor will deliver to Tenga the name and postal address of its wholesale customers for the purposes of stock management, turnover, mean sales times and other statistical information. If necessary, the Distributor will obtain from its individual wholesale customers their consent to transfer such data to Tenga in Japan for these purposes. Should this not be done, Tenga will be able to pass on to the Distributor any and all penalties imposed on Tenga in this regard where Tenga has not been at fault. Similarly, the Distributor will be able to pass on to Tenga any and all penalties imposed on the Distributor in this regard through any use of the data transferred for purposes other than those indicated in this contract with proper consent from the persons affected.

Seven. Confidentiality

The Distributor shall keep all Trade Secrets (as defined in the last paragraph of the present article) as confidential for Tenga and shall not disclose or reveal them or commit any similar act to any third party other than its employees who needs to know or access for the sales of the Products by the Distributor.

The Distributor’s confidentiality obligations under the previous paragraph shall remain in force for five (5) years from the expiration or termination of the Agreement regardless of reason.

“Trade secrets” means specifications, structures, effects, benefits, materials, designs and any other information including this Agreement, whether or not they be stored in recording media, concerning the Products, any information concerning development, production, sales and any other distribution method of the Products, and any technical information, knowledge, know-how, Intellectual Property Rights and any other information disclosed as “confidential” to the Distributor from Tenga.

Eight. Non competition

The Distributor will not be able to manufacture, sell or distribute – without written approval from Tenga- similar, copied, cloned or counterfeit products or those in violation of any of Tenga’s patents. In the event of any doubt regarding whether a product constituting a substitute for any of those marketed by Tenga is counterfeit or in breach of any of its patents in accordance with the foregoing prohibition, the Distributor will inform Tenga of this. Tenga must determine whether the said product is counterfeit or is in breach of any of its patents within the maximum term of three (3) months and, if it is not, Tenga must consent to its distribution by the Distributor.

In case the Distributor breaches its obligations under the previous paragraph, Tenga may terminate this Agreement without prior notice.

The Distributor undertakes to notify Tenga of any information of which it becomes aware regarding the existence or circulation on the market of counterfeit products or products that violate any of Tenga’s patents. In each case, the parties will negotiate the share-out of the legal costs for the elimination of such products from the U.S. market.

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Nine. Amendments and validity

Alterations to, gaps in and extensions of the contract

Should either party detect, in the course of the currency of the contract, any oversight in the same or wish to extend its content, contact will be established with the other party by any of the means foreseen within the term of five (5) working days for the negotiation and signing of a rider to the present document in the form of an appendix.

Any lack of agreement regarding the oversight detected or the extension of its content shall not affect the validity of what has been signed and shall in no case imply the termination of the contract. For the corresponding purposes, it will be necessary to pursue the rest of the channels foreseen herein.

Ten. Partial nullity and validity of the contract

Should any of the clauses in the present contract be or be declared ineffectual, unenforceable or null and void, the rest of the contract and the rights and obligations deriving from the same shall continue to be in full force and valid.

In such a case, the parties undertake to replace the provision that is ineffectual, unenforceable or null and void by another that is effective, enforceable and valid so as to reflect the spirit and intention of the provision to be replaced.

Eleven. Duration and termination of the contract

11.1. Duration

The present contract shall come into force on the date it is signed (that appearing in the heading) and shall be valid for thirty-eight (38) months counted from the 1st day of the month following its signing.

This Agreement may be renewed and extended for a term agreed upon through consultation and acceptance by and between both parties.

The Distributor shall not, without prior written consent of Tenga, assign, sell, pawn, collateralize, or otherwise transfer all or any part of this Agreement, nor any rights and obligations hereunder.

11.2. Termination

Each party may terminate this Agreement upon written notice to the other party if the other party breaches any obligations of this Agreement and fails to correct such breach within thirty (30) days following written notice by the other party specifying such breach.

11.3. Rescission

Both parties are entitled to rescind the present contract, without the need for any prior notice, in the following cases:

•	When either of the parties issues any bad promissory note or check or is declared to be in a situation of suspension of payments.
•	When either of the parties becomes subject to provisional seizure, provisional disposition, compulsory execution, auction, disposition for failure to pay taxes and public dues or files for or is filed against for bankruptcy procedures including but not limited to, insolvency, corporate rehabilitation, and civil rehabilitation

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•	When either of the parties fails to comply, in whole or in part, with any of its legal obligations or any other obligations arising out of the present contract.
•	When either of the parties transfers its rights to third parties, is involved in a transaction for the global assignment of its assets, merger or takeover or where there is a change in the shareholders holding more than fifty (50) per cent of the capital and implying the loss of control over the company or its organ of governance.

In addition, Tenga may rescind the present contract:

•	When the Distributor fails to maintain sufficient volumes of stock to attend to the exclusive market assigned to it by Tenga in due time and manner.
•	When the Distributor does not conform to the indications or instructions received from Tenga in connection with the use of the Tenga brand and the rest of the trade marks held by the same or in connection with any violation or potential violation of Tenga’s patent rights.
•	When the quarterly sale is severely behind its scheduled target and it doesn’t improve during the following quarter.
•	When the Distributor doesn’t purchase from Tenga a minimum of JPY100,000,000 within a 6 month period.

Twelve. Compensation for termination

In the event of termination of the contract, no compensation will be given to the Distributor other than the repurchase of the products in stock on the terms and conditions reflected in the present contract.

This compensation shall not apply when the contract is rescinded by Tenga on the grounds of a failure to comply by the Distributor with any of its obligations.

Thirteen. Other limitations, guarantees, warranties, indemnities and compensations

Limitation

Tenga shall not sell directly to the customers in the Territory, unless the exclusivity of the Distributor is revoked pursuant to this Agreement.

Guarantees

The Distributor guarantees to Tenga that it complies with all of its legal obligations. Specifically, it expressly declares that it complies with all of its legal obligations in the areas of labor and tax law and is up to date with its payments to the State and Federal tax agencies. Similarly, it declares that it complies with all of the obligations affecting it under business legislation and other statutes pertaining to the exercise of commercial activities.

In this sense, the Distributor guarantees to hold Tenga harmless and to provide compensation for any damages (including loss of earnings and legal expenses) that Tenga may suffer due to any lack of truthfulness in these declarations.

Product Liability Insurance

The Distributor shall purchase product liability insurance with coverage against personal and property damage in an amount of one million US dollars (US$ 1,000,000) or more and immediately provide Tenga with a copy of the policy attesting to its purchase.

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Warranties

Tenga warrants that the Products are guaranteed to be free from defects in material and/or to perform as advertised when properly used, and maintained in accordance with written instructions. Should any part(s) prove to be defective within one year from date of purchase, Tenga will replace defective Products FOB distributor’s warehouse, or branch, without charge on the next scheduled shipment from Tenga, and/or provide a credit on the next invoice for the returned Products provided the defective part(s) is returned to the Distributor’s warehouse and if requested returned freight pre-paid by Tenga to location of Tenga’s choice.

Except for the warranties expressly set forth herein, no other warranty or representation, express or implied, including without limitation warranties of merchantability or fitness for any particular purpose, is made by Tenga.

Limitation of Liability

In no event Tenga shall be liable to the Distributor or any third party for loss of profits nor indirect, special or any other damages arising out of action or inaction of the Distributor or customer’s use or inability to use the Products.

Fourteen. Applicable law, dispute settlement and venue

This Agreement shall be governed by and construed and interpreted under the laws of Japan.

Any dispute, argument or difference (hereinafter collectively referred to as “Disputes”) arising from or in relation to this Agreement or individual agreements shall be finally settled by arbitration with one arbitrator appointed by the Japan Commercial Arbitration Association (hereinafter referred to as "JCAA") in Tokyo and in accordance with the commercial arbitration rules of the JCAA.A decision made by arbitrator shall be final and binding upon the parties to the Dispute, etc., who shall comply with the decision and shall not raise any objection thereto even if the arbitrator does not question the parties or add any reason for making such decision.

IN WITNESS WHEREOF, the parties hereto have executed two originals of this Agreement on the day above written, affixing their signatures thereto and retaining one each.

OneUp Innovation Inc. pp /s/ Louis S. Friedman February 7, 2013 Signed by: Mr. Louis Friedman CEO	Tenga Co. Ltd. pp /s/ Tsutomu Matsuura February 7, 2013 Signed by: Mr. Tsutomu Matsuura President

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Appendix I

Products to be marketed and current price list

The terms and conditions reflected in the present contract will be assumed to apply to all purchases made by the distributor from Tenga during the currency of the same.

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Appendix II

Minimum stock

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